MOST HOME CORP. - Announces Correction to Completion of Private Placement

August 29, 2002 - Vancouver, B.C., Canada - Most Home, Corp. (the "Company") is issuing this release as a correction to the original news release disseminated on August 28, 2002 at 6:40 p.m.

Most Home Corp. (the "Company") is pleased to announce the completion of the private placement commenced on February 28, 2002. The total amount of the placement is US$500,000, which has two closings of US$250,000 each. The securities are restricted stock issued pursuant to Regulation 506 under the Securities Act of 1933, as amended, to an accredited investor. The Company has received the total amount of the proceeds and will be completing the issuance of shares to the private investor. In addition to the 750,000 treasury shares issued at $0.33 each on March 21, 2002 and 375,000 3-year warrants at $0.40, the Company will now issue 2,500,000 shares at $0.10 along with 1,250,000 3-year warrants at $0.15. The decreased price of this latest issuance to the private investor reflects current market realities and the recent trading range of the Company's shares.

In addition to the purchase of these shares, the private investor, Mr. William Spears, has been granted observer status at Board of Directors meetings. Mr. Spears is Managing Director of the investment management firm, Spears Grisanti and Brown, LLC New York City which has $1.5 billion under management for individual and institutional investors. Mr. Spears is a director of UnitedHealth Group based in Minnetonka, Minnesota; Avatar Holdings, a Real Estate development company based in Coral Gables, Florida and Alcide, a specialty agri-products company based in Seattle, Washington. Mr. Spears has purchased the above-mentioned shares for his personal account.

As part of this placement the Company has committed to the private investor that it will not seek further equity investment at a price of less than $0.30 per share for the next twelve months without his approval. The Company has also granted pro-rata purchase rights to the private investor for a 2-year term, as well as certain registration rights.

The Company plans to use the proceeds of this most recent investment primarily to advance its marketing plans over the next 90 - 180 days. A portion of the proceeds will also be used to reduce payables.

Upon completion of this private placement, a total of 18,128,351 common shares will be issued on behalf of the Company. In addition, assuming the exercise of all the Company's existing option shares, and outstanding warrants, the Company will have a total of 24,029,578 common shares outstanding.

About Most Home Corp.

Most Home Corp. is a real estate services company providing technology solutions for agents, brokers and real estate franchises. Most Home™'s broker and agent web solutions, coupled with its proprietary lead generation, qualification and management system, are today's real estate industry leader. Most Home Corp. also operates Most Referred Real Estate Agents Inc. Established in 1997, Most Referred™ is a licensed real estate company engaged in the business of generating and qualifying real estate leads for a network of over 5,000, peer-selected real estate agents in some 2,000 markets across the United States and Canada.

Most Home Corp. maintains a corporate Internet site at http://mosthome.com Most Home Corp.'s management, headquartered in Vancouver, British Columbia, can be contacted at 800-414-5655 (toll-free) or via e-mail at blong@mosthome.com.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Ken Galpin
Ken Galpin
President - CEO

FOR MORE INFORMATION PLEASE CONTACT
Bradford J. Long - VP Corporate Development
Most Home Corp.
Tel: 1-877-360-0988
Web: http://investor.mosthome.com

Certain information and statements included in this news release constitute "forward-looking'' statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.